United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2009

NORTH VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-10652	94-2751350

(Commission File Number)	(IRS Employer Identification No.)

300 Park Marina Circle, Redding, CA 96001

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (530) 226-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Item 1.01. Entry into a Material Definitive Agreement.

          Effective on October 1, 2009, the Registrant (North Valley Bancorp) entered into an agreement to “freeze” vested benefits under the North Valley Bancorp Salary Continuation Plan (Amended and Restated Effective January 1, 2007) with respect to each officer currently participating in the Plan. Substantially identical agreements were signed with Michael J. Cushman (President and Chief Executive Officer), Kevin R. Watson (Executive Vice President and Chief Financial Officer), Scott R. Louis (Executive Vice President and Chief Operating Officer), Roger D. Nash (Executive Vice President and Chief Credit Officer), Gary S. Litzsinger (Executive Vice President and Chief Risk Officer), Sharon L. Benson (Senior Vice President and Director of Accounting), and Leo J. Graham (General Counsel and Corporate Secretary). Each agreement provides that vested accrued benefits under the Plan will be “frozen” (remain fixed at the amount determined as of September 30, 2009) until such time as the Board of Directors of North Valley Bancorp elects to recommence accruals under the Plan. Each officer has agreed with North Valley Bancorp that the amount of his or her vested accrued benefit shall neither increase nor decrease until the Board of Directors of North Valley Bancorp elects to recommence accruals under the Plan. Notwithstanding, the normal accrued benefit (as of September 30, 2009) shall be payable in accordance with the terms of the Plan in the event of a Change in Control or Disability (each as defined in the Plan) or in case of an officer’s termination of employment due to death. The agreements do not change the form or timing of any amount payable under the Plan.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH VALLEY BANCORP

Dated: September 30, 2009	By:	/s/ Leo J. Graham
Leo J. Graham
General Counsel and
Corporate Secretary